Exhibit 10.5

Form of

FILTRATION FIRST-FIT SUPPLY AGREEMENT

by and between

CUMMINS INC. and ATMUS FILTRATION TECHNOLOGIES INC.,

dated as of [●], 2023

TABLE OF CONTENTS

Section	Title
1.	Purpose
2.	Definitions
3.	Products
4.	Term
5.	Pricing, New Product Production
6.	Payment and Title Transfer
7.	Tooling and Equipment
8.	Branding, Packaging and Invoice Documentation
9.	Shipping and Delivery
10.	Engineering Change
11.	Quality
12.	Preferred Supplier
13.	Process For Non-Conforming Material
14.	Exclusivity and Service Products
15.	Warranty
16.	Design Responsibilities
17.	Performance Management and Continuous Improvement
18.	Confidentiality and Non-Disclosure
19.	Intellectual Property Ownership
20.	Indemnification
21.	Termination
22.	Limitation of Liability
23.	Force Majeure
24.	Insurance and Diverse Sourcing
25.	Compliance with Applicable Laws
26.	Integrity of Supply Chain
27.	Records and Audits
28.	Tender Information
29.	Assignment
30.	Remedies and Non-Waiver
31.	Survival
32.	Entire Agreement
33.	Interpretation
34.	Notices
35.	Governing Law, Dispute Resolution, Separation Agreement

Schedule A – Product Group Designations and Master Price Lists

Schedule A-1 – Commodity Price Adjustments

Schedule A-2 - Currency Market Agreement

Schedule B – Continuity of Supply

Schedule C – Warranty Agreement

Schedule D – Minimum Insurance Requirements

Schedule E – Cummins Diverse Spend Requirement

Schedule F – Integrity of Supply Chain

Schedule G – Savings Clause

Schedule H – Preferred Supplier Terms, Exclusivity, and Limitation of Liability

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FILTRATION FIRST-FIT SUPPLY AGREEMENT

This FILTRATION FIRST-FIT SUPPLY AGREEMENT, dated as of [●], 2023 (this “Agreement”), is entered into by and between Cummins Inc., an Indiana corporation (“Cummins”), and Atmus Filtration Technologies Inc., a Delaware corporation (“Supplier”). Each of Cummins and Supplier are referred to herein from time to time each as, a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, Cummins, acting through its direct and indirect Subsidiaries, currently conducts the Cummins Retained Business and the Filtration Business;

WHEREAS, the board of directors of Cummins has determined that it is appropriate, desirable and in the best interests of Cummins and its shareholders to separate the Cummins Retained Business and the Filtration Business between Cummins and Supplier and consummate an initial public offering of certain capital stock of Supplier (the separation and offering, collectively, the “Transactions”), all pursuant to a Separation Agreement, dated as of [●], 2023 (the “Separation Agreement”), entered into by and between Cummins and Supplier, in accordance with which, among other things, (a) the Cummins Retained Business is to be owned and conducted, directly or indirectly, by Cummins and its Subsidiaries on or after the Effective Date, and (b) the Filtration Business is to be owned and conducted, directly or indirectly, by Supplier and its Subsidiaries, on or after the Effective Date;

WHEREAS, Supplier has been incorporated as a wholly owned Subsidiary of Cummins, has not engaged in activities except in preparation for or in connection with the Transactions and as of the consummation of the Transactions, will no longer be a wholly owned Subsidiary of Cummins; and

WHEREAS, in furtherance of the Transactions, pursuant to, and subject to the terms and conditions of, the Separation Agreement, (a) Cummins will, among other things, contribute certain products and programs of the Filtration Business to Supplier, and (b) each of Cummins and Supplier concurrently desires to enter into this Agreement pursuant to which Supplier will sell certain Filtration Business products to Cummins on the terms and conditions contained herein.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, effective as of the Effective Date, the Parties intending to be legally bound hereby agree as follows:

1. PURPOSE

1.1 This Agreement sets forth the terms and conditions pursuant to which Cummins will purchase, and Supplier will sell to Cummins, products described in “Group A” (“Current Products”), and described in “Group B” (including subsections Group B-1 and Group B-2) as set forth in the Product Group Designations and Master Price Lists (“MPLs”) in Schedule A (“New Products”, and collectively with the Current Products, the “Products”). All documents and Schedules referenced in or attached to this Agreement are hereby incorporated herein and are made a part of this Agreement. Any additional or conflicting terms or provisions provided by Supplier or Cummins relating to such purchase or sale of the Products shall not apply and are hereby rejected by Cummins and Supplier. Cummins shall only purchase Products under this Agreement as First-Fit Products and Service Products, and for no other use or purpose.

1.2 This Agreement does not authorize delivery of Products or constitute an obligation or agreement to purchase a minimum or specific quantity of Products.

2. DEFINITIONS

Capitalized terms used in this Agreement, but which are not otherwise defined in this Agreement, shall have the meaning given to them in the Separation Agreement. The following definitions shall apply throughout this Agreement:

2.1 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person (and, in the case of Cummins, its joint ventures, partnerships and limited partnerships). It is expressly agreed that, from and after the Effective Date, solely for purposes of this Agreement, (i) no member of the Filtration Group shall be deemed an “Affiliate” of any member of the Cummins Group, and (ii) no member of the Cummins Group shall be deemed an “Affiliate” of any member of the Filtration Group.

2.2 “Agreement” shall have the meaning set forth in the preamble hereto.

2.3 “Anti-Corruption Laws” shall mean any applicable foreign or domestic anti-bribery and anti-corruption laws and regulations, including the Bribery Act 2010, the US Foreign Corrupt Practices Act 1977 and any laws intended to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

2.4 “Applicable Laws” shall mean all applicable provisions of any and all statutes, laws, statutory instruments, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, injunctions, awards, judgments, permits and licenses of or from any federal, national, state, provincial or local governmental or non-governmental authority, agency, undertaking or body which has any jurisdiction in respect of or relevance to the applicable Party (or its Affiliates) and its business and/or the relevant provisions of this Agreement.

2.5 “Associated Persons” shall mean in respect of each Party, any officer, director, employee, consultant, agent, direct or indirect beneficial owner or shareholder, or any other person acting on behalf of such Party.

2.6 “Conflict Minerals” shall mean Cobalt, Tin, Tantalum, Tungsten and Gold and any other minerals added to the definition of Conflict Minerals under the United States Dodd-Frank Wall Street Reform and Consumer Protection Act or the EU Regulation on Conflict Minerals (2017/821) (in either case, as amended or superseded).

2.7 “Cummins” shall have the meaning set forth in the preamble hereto.

2.8 “Cummins Location” shall mean the location where the Products are to be delivered and can refer to any Cummins division, facility or warehouse or other location as specified by Cummins.

2.9 “Dispute Notice” shall mean a notice issued by one Party to the other Party in accordance with the terms of Section 34 (Notices) of this Agreement, which affirmatively requests the beginning of a dispute subject to the terms of Article VIII (Dispute Resolution) of the Separation Agreement.

2.10 “Diverse Suppliers” shall mean: (i) Disabled-Owned businesses; (ii) Small businesses located in HUBZone; (iii) Lesbian, Gay, Bisexual, Transgender or Queer (LBGT)-Owned businesses; (iv) Minority-Owned businesses; (v) Small Disadvantaged businesses; (vi) Service-Disabled Veteran-Owned businesses; (vii) Veteran-Owned businesses; (viii) Women-Owned Enterprise; and (ix) Women-Owned Small Business.

2.11 “Effective Date” shall mean the closing date of the IPO.

2.12 “First-Fit Products” shall mean serial production products that are incorporated by Cummins or any of its Affiliates into its or their respective products, which are sold by Cummins or any of its Affiliates to customer for use in new vehicles or equipment and are not sold by Cummins or its Affiliates as aftermarket parts.

2.13 “Good Industry Practice” shall mean all relevant practices and professional standards that would be expected of a well-managed, skilled, and experienced supplier carrying out obligations similar to the relevant obligations.

2.14 “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

2.15 “Intellectual Property” shall mean all United States and international: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How; (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, excluding Patents (collectively, “Know-How”); (v) all applications and registrations for any of the foregoing; and (vi) all rights and remedies against past, present and future infringement, misappropriation or other violation of any of the foregoing.

2.16 “Lead Time” shall mean (i) the lead time specified on the Group A MPL terms for each Current Product, and (ii) the lead time mutually agreed upon by the Parties for each New Product.

2.17 “Modern Slavery and Human Trafficking” shall mean:

a.	holding a person in slavery or servitude;

b.	requiring a person to perform forced or compulsory labor (including but not limited to prison labor, child labor, or compelling labor by taking control of a person’s passport, identity card, visa, or other immigration documentation);

c.	subjecting a person to force, threats or deception designed to induce that person to provide services of any kind, to provide another person with benefits of any kind, or to enable another person to acquire benefits of any kind; or

d.	arranging or facilitating the travel of a person with a view to that person being exploited for purposes of slavery, servitude, forced or compulsory labor, sexual exploitation, or the removal of organs.

2.18 “Modern Slavery Laws” shall mean any foreign or domestic laws and regulations applicable to Modern Slavery and Human Trafficking, including but not limited to the California Transparency in Supply Chains Act the UK Modern Slavery Act 2015.

2.19 “Negotiation Mechanism” shall mean the Parties engaging in good faith negotiations in connection with recovery of costs, price adjustments, offsetting/netting, continuity of supply, and other disputes that may arise as a result of the Parties performance under the Agreement. If the Parties cannot agree to a resolution during such good faith negotiations, each Party has the right to provide a Dispute Notice to the other Party to initiate a formal dispute resolution process in accordance with the terms and conditions of Article VIII (Dispute Resolution) of the Separation Agreement.

2.20 “Non-Conforming Material” shall mean Products / Product material which do not conform to Specifications.

2.21 “Non-conforming Material Process” shall mean Product material processes which do not conform to Specifications.

2.22 “Party” and “Parties” shall have the meanings set forth in the preamble hereto.

2.23 “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, private limited company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

2.24 “Post-Production” shall mean the production of Products after Serial Production ends.

2.25 “Post-Production Price” shall mean the price applicable to the Products during Post-Production.

2.26 “Purchase Order Affiliates” shall mean and include Affiliates responsible for releasing purchase orders prior to the Effective Date for the following plants, joint ventures or locations: Jamestown Engine Plant, Columbus MidRagen Plant, Rocky Mount Engine Plant, Seymour Engine Plant, Cummins Komatsu Engine Plant, Joint Venture Kitting - United States, Cummins Power Generation (Fridley, MN), Memphis Distribution Center, San Luis Potosi/Reconditioning Plant, Cummins Power Generation China, Darlington Engine Plant, Daventry Engine Plant, Joint Venture Kitting (EMEA), Cummins Brazil Limited.

2.27 “Sanctions and Trade Control Laws” shall mean all sanctions, export control, anti-boycott laws, regulations, orders, directives, designations, licenses, and decisions of the European Union, the United Kingdom, the United States of America, and of any other country with jurisdiction over activities undertaken in connection with this Agreement.

2.28 “Separation Agreement” shall have the meaning set forth in the recitals hereto.

2.29 “Serial Production” shall mean the production of Products which are incorporated by Cummins into its products, which are sold to Cummins’ customers for use in new vehicles or equipment, and are not used or sold as aftermarket parts.

2.30 “Service Products” shall mean Products sold by Supplier to Cummins not for use in regular scheduled maintenance (i.e., filter or cartridge replacements), but to support repair or replacement, including without limitation overhaul kits.

2.31 “Specifications” For Current Products, “Specifications” shall mean specifications of such Current Products that were in effect immediately prior to the Effective Date that were communicated to Supplier by Cummins from time to time, unless the Parties jointly approve in writing a specific change to such specifications prior or after the Effective Date. For New Products, “Specifications” shall mean the standards, drawings, samples, descriptions, quality requirements, performance requirements, statements of work, fit, form and function requirements furnished, specified or approved by Cummins for such products.

2.32 “Start of Production” shall mean the date of Cummins start of the Serial Production phase after the final full product PPAP of the assembly that contains a Product.

2.33 “Supplier” shall have the meaning set forth in the preamble hereto.

2.34 “Tooling” shall mean any tooling, jigs, fixtures and associated manufacturing equipment which are necessary for the successful production and/or testing of the Products located at Supplier’s facilities.

2.35 “Transactions” shall have the meaning set forth in the recitals hereto.

3. PRODUCTS

3.1 All purchases under this Agreement are subject to the issuance of an applicable purchase order, individual or blanket (a “Purchase Order”), and release by Cummins (which shall include Purchase Order Affiliates). Cummins may issue and Supplier agrees to accept periodic Cummins Purchase Orders and releases (provided such Purchase Orders and releases conform to this Agreement), which shall set forth the part number, quantity, and schedule for the ordered Products. Purchase Orders do not become binding until accepted by Supplier evidenced by (i) written acknowledgment and confirmation, (ii) Supplier’s initiation of performance under a Purchase Order, or (iii) Supplier ships Products under a new Purchase Order. The terms of this Agreement shall take precedence over any conflicting terms in any Cummins Purchase Order or release issued hereunder. Any term or statement in a Cummins Purchase Order or release, or an acknowledgment or acceptance thereof by Supplier, which conflicts with the terms of this Agreement, is hereby expressly rejected and shall be deemed amended or deleted to the extent of any such conflict. Purchase Orders and releases are binding and non-cancellable for: (i) the Lead Time, and (ii) the quantity specified in an individual Purchase Order. Products purchased under this Agreement shall only be used by Cummins for the program on which the Product business was awarded.

3.2 Supplier shall manage and supply the Products to Cummins pursuant to the terms and conditions set forth in Schedule B (Continuity of Supply). Cummins reserves the right to direct the sale and supply of the Products to other Cummins Locations or designated third parties (including, without limitation, other Cummins affiliated entities) to the extent Cummins directs sale and supply to such designated third parties as of the date of the first signature of a Filtration representative of this Agreement, or Supplier authorizes such change in writing on or after the Effective Date.

3.3 Subject to the Delivery Performance Requirements as defined in Schedule B (Continuity of Supply), Supplier shall ensure that all Products supplied by Supplier are usable, manufactured to the Specifications, if applicable, and shipped to the proper Cummins Location with the required documentation and in the scheduled quantities.

3.4 Supplier shall comply with the following policies in place as of the Effective Date, which are incorporated by reference to this Agreement and can be accessed at: http://supplier.cummins.com (i)  Cummins Corporate Environmental Policy and Environmental Standard; (ii) Cummins Supplier Handbook; (iii) Cummins Green Supply Chain Principles, (iv) Restriction of Prohibited Materials; (v) Government Requirements; and (vi) Human Rights Policy.

3.5 Only the Cummins and Supplier entity named on an applicable Purchase Order shall be responsible for their respective obligations under such Purchase Order. Neither Cummins Inc. nor any other Cummins entity shall be liable for another named Cummins Affiliate’s obligations under such named Affiliate’s Purchase Order or supplemental agreement. Further, a breach or termination by a named Cummins entity of its obligations under any particular Purchase Order shall not constitute a breach or termination under another Purchase Order or of this Agreement.

4. TERM

4.1 This Agreement shall have an initial term of 5 years, effective from and after the Effective Date for any Current Products (the “Current Products Initial Term”) and effective from and after the date of the Start of Production for each New Product provided that, with respect to such New Product, the Start of Production occurs during the Current Products Initial Term (each, a “New Product Term”), unless terminated or cancelled sooner pursuant to the terms of this Agreement. The Current Products Initial Term shall be automatically extended for one 2-year period, unless either Party provides a written notice of non-renewal to the other Party at least 365 days prior to the end of the Current Product Initial Term, or the Parties mutually agree otherwise in writing. The Current Products Initial Term, each New Product Term and any automatic extensions thereof are referred to in this Agreement collectively as the “Term”. For the avoidance of doubt, Section 5.2 is binding and effective with respect to any New Products during the Current Products Initial Term and through the end of any applicable New Product Term. If New Products pricing is agreed upon after the Effective Date, then such pricing will be subject to the pricing adjustments set forth in Section 5.1 of this Agreement.

5. PRICING, NEW PRODUCT PRODUCTION

5.1 Supplier shall sell and supply the Current Products, and New Products for which pricing has been agreed upon as of the Effective Date, to Cummins in accordance with the pricing in the MPLs set forth in Schedule A (Product Group Designations and Master Price Lists), which may be subject to applicable price reductions and price increases as set forth in this Agreement and the terms of the MPLs, including the price adjustments set forth in Schedule A-1 and Schedule A-2 attached hereto. Notwithstanding the foregoing, the MPLs price does not include shipment or delivery costs, which shall be the sole responsibility of Cummins. All prices are exclusive of sales, use, excise, customs, export, import, commodity and/or any other taxes, which shall be the sole responsibility of Cummins. Cummins will pay all such taxes and any license fees or other charges incidental to the sale of Products, and will promptly reimburse Supplier if Supplier is required to pre-pay any such taxes, fees, and assessments; provided, however, that Cummins will have the opportunity to dispute such reimbursement through the Negotiation Mechanism.

5.2 With respect to any New Product pricing not set forth on the MPLs or not designated as final on the MPLs as of the Effective Date, the Parties agree to engage in the Negotiation Mechanism to establish commercially reasonable pricing for each such New Product, provided any such pricing will be determined on a basis consistent with, and reflecting models and assumptions used in developing, Schedule A, Schedule A-1 and Schedule A-2 attached hereto. The Parties agree to amend the MPLs once pricing is agreed upon on a New Product, or preliminary pricing is designated as final. As of the Effective Date, Supplier agrees to use commercially reasonable efforts to cause the Start of Production to occur for any New Products within the Current Products Initial Term.

5.3 In the event Cummins requests changes to the Products that require corresponding engineering changes, the Parties may re-negotiate the pricing for the affected Product(s) for up to thirty (30) days from the date such changes are formally requested. Product pricing changes resulting from such engineering changes shall only be effective prospectively upon the written agreement of the Parties. Prototype pricing for new products will be discussed and agreed between the Parties prior to any such parts being produced.

5.4 During the Term, Supplier shall use commercially reasonable efforts to reduce the cumulative costs of all Products by conducting value analysis/value engineering exercises (such reductions, “Va/Ve Savings”). Without limiting the generality of the foregoing, during the Term, Supplier shall achieve Va/Ve Savings as detailed in Schedule G (Savings Clause).

5.5 Supplier agrees to proactively determine any Free Trade Agreement (“FTA”) eligibility for the Products it supplies and to provide all supporting documentation required in order to apply for qualification to do business under the FTA. This includes FTA certificates and supplier affidavits as applicable and necessary.

5.6 The Parties shall meet to amend the MPLs as required to incorporate final New Product pricing and any Product price reductions which result from the cost reduction activities set forth in this Section 5 and/or any other Product pricing adjustments negotiated between the Parties, or to add New Products which may be subject to this Agreement. Cummins shall amend Purchase Orders to reflect adjusted pricing to be consistent with the amended MPLs.

6. PAYMENT AND TITLE TRANSFER

6.1 Payment terms are set forth in the MPLs.

6.2 Supplier shall promptly invoice Cummins upon delivery of the Products. Payment shall be made in the currency designated for each Product on the MPL.

6.3 Cummins reserves the right to offset amounts that are (i) de minimis, (ii) caused by clerical or administrative errors, or (iii) routine or reoccurring costs caused by Supplier’s alleged non-performance under this Agreement, provided however for this subsection (iii), Cummins shall not have the right to offset (a) for any individual cost which exceeds $5,000 per occurrence, or (b) for any amounts whatsoever once offsets exceed $50,000 collectively during any calendar year. Supplier has the right to seek to recover any offset amounts. The Parties may initiate the Negotiation Mechanism to offset additional amounts.

6.4 The delivery term shall be Ex. Works Supplier’s manufacturing facility, Incoterms® 2020. Risk of loss to the Products shall pass to Cummins in accordance with the agreed Incoterms® 2020 delivery term.

7. TOOLING AND EQUIPMENT

7.1 Supplier owns all Tooling used with regard to Current Products located at a Supplier facility as of the Effective Date. With regards to Current Products, Supplier shall inspect and maintain all patterns, dies, tooling, gauging and facilities necessary for the manufacture of the Current Products, irrespective of whether such tooling is owned by Cummins or Supplier and whether such tooling is standard or unique to the manufacture the Current Products. Supplier shall keep all such tooling, gauging and facilities in good working order and condition, fully covered by insurance (replacement value and cost) and free from liens and other encumbrances. Supplier shall provide Cummins with detailed descriptions of the tooling and related information to provide assurance that Supplier is utilizing tooling at world-class market levels.

7.2 Tooling for each program associated with each New Product shall be amortized across first- and second-year production volumes. If these volumes are not met by the end of the second year of production, Cummins shall credit Supplier for the remaining Tooling costs. Supplier shall adjust pricing to the pre-amortization levels as soon as amortization volumes are met. Supplier may accept upfront payments for Tooling.

7.3 Supplier shall fund, inspect, maintain, and repair all patterns, dies, tooling, and gauging associated with the manufacturing of the Products in accordance with industry standards; provided, however, that Cummins shall pay for any costs associated with replacing such items at their end of life used solely for First-Fit Products or Service Products. Supplier shall notify Cummins within a commercially reasonable time of such items that may require replacement. For the avoidance of doubt, Cummins shall not pay any costs associated with replacing any tooling used for aftermarket or mixed use purposes by Supplier.

7.4 If applicable, Supplier shall affix a “Cummins Fixed Asset” tag to all Cummins-owned tooling and such tooling shall not be commingled with the property of Supplier or any third Person and shall not be moved from Supplier’s premises without Cummins’ prior written approval. Supplier shall maintain a list of the Cummins-owned tooling and shall provide such list to Cummins on an annual basis, and more frequently as reasonably requested by Cummins. To the extent permitted by law, Supplier waives any and all rights to object to the repossession and turnover of the Cummins-owned tooling to Cummins in the event Supplier defaults under this Agreement or becomes the subject of, whether voluntarily or involuntarily, any insolvency proceeding, including, but not limited to, any bankruptcy proceeding.

7.5 Upon the termination or expiration of this Agreement, Supplier shall continue to own all tooling used in regard to Current Products, and shall own the tooling with regard to New Products. If the Parties mutually agree in writing, Cummins may purchase, and Supplier may agree to sell, any Cummins-unique tooling owned by Supplier and used in the manufacture of the Current Products.

8. BRANDING, PACKAGING AND INVOICE DOCUMENTATION

8.1 All Products sold to Cummins shall have the “Fleetguard” branding and packaging in effect immediately prior to the Effective Date, except where branded or packaged otherwise as of the Effective Date.

8.2 Products delivered by Supplier shall be properly packaged and labeled as per the version of the Cummins Global Packaging Standard for Production Parts and Global Packaging Standards for New & ReCon Parts which exists as of the Effective Date. The Global Packaging Standard for Production Parts and Global Packaging Standards for New & ReCon Parts are published with links at https://public.cummins.com/sites/CSP/en-us/Pages/StandardsProcesses.aspx.

8.3 Supplier shall label and mark the Products and the respective packaging with the Country of Origin (“COO”) and shall package, label, and mark the Products in accordance with the Product Specifications, all other directions of Cummins, and as otherwise required to comply with the Applicable Laws of the country of ultimate destination of the Products. The COO on the packaging must match what is marked on Products. Supplier shall provide valid and correct Certificates of Origin for all of the Products and Free or Preferential Trade Agreement Certificates (e.g., United States-Mexico-Canada Agreement (USMCA), Generalized Systems of Preferences (GSP), and FTA) for all eligible Products and shall take reasonable and prudent steps (including complying with all legal requirements) to ensure such certificates are correct and accurate. Such certificates shall be provided to Cummins seven (7) calendar days in advance of the physical arrival of the shipment at the port of entry or within fourteen (14) calendar days of request in the case of periodic certificates or declarations. Failure to provide the required documentation within the requested time frame can result in extra costs to Cummins which Supplier will be required to reimburse in total.

8.3.1 Cummins may request that the COO is denoted on the commercial invoice and packing list. When required, Supplier shall ensure the COO on the Product packaging and shipping documentation consistently match.

8.3.2 Supplier shall participate in any COO data solicitation processes that Cummins may in future implement at the sole discretion of Cummins and comply with any and all requests for information made under those processes.

8.3.3 The COO for all part numbers is denoted in the Manufactured COO column of the MPL.

8.4 Supplier shall allow Cummins, Cummins employees, agents or representatives (including an auditor, legal service firm or professional services firm) (the “Appointed Adviser”) to access and audit any of the Supplier’s documents, records, data, systems or processes as may be reasonably required in order to (i) confirm the validity of the preferential origin claim underlying any COO (or equivalent statement of origin) provided by Supplier pursuant to Section 8.3, and (ii) verify that Supplier maintains a robust origin management system which allows Supplier to fulfil its obligations under this Agreement in respect of any COO (or equivalent statement of origin) issued to Cummins.

8.5 Cummins shall use reasonable endeavors to ensure that the conduct of any verification visit pursuant to Section 8.4 does not unreasonably disrupt Supplier.

8.6 Cummins shall ensure that the Appointed Adviser enters into an appropriate confidentially arrangement confirming the Appointed Adviser will not disclose commercially sensitive data, pricing, or similar information to Cummins.

8.7 If Cummins identifies a material risk that a COO (or equivalent statement of origin) provided by Supplier may be invalid and considers that the Certificate of Origin (or equivalent statement of origin) may be found invalid by any customs authority, then Cummins (without prejudice to its other remedies) shall notify Supplier in writing of its concerns. Supplier shall, within five (5) business days of such notice, respond in writing confirming whether it agrees with Cummins (and if not the basis for the disagreement) and its proposed rectification plan. Supplier shall ensure such rectification plan is agreed in writing with Cummins (Supplier and Cummins each acting reasonably) and Supplier shall implement such rectification plan.

8.8 The Parties shall bear their own costs and expenses incurred in respect of compliance with their obligations under this Section 8 unless the audit identifies a material default by Supplier, in which case Supplier shall reimburse Cummins for all its reasonable costs incurred in the course of the audit; provided, however that Supplier and Cummins may engage in the Negotiation Mechanism if Supplier challenges such costs incurred pursuant to this Section 8.8, and Supplier has the right to seek recovery of such costs.

9. SHIPPING AND DELIVERY

9.1 Supplier shall manage and supply the Products consistent with the terms set forth in Schedule B (Continuity of Supply) attached hereto in order to timely and effectively meet the Delivery Performance Requirements set forth in Schedule B (Continuity of Supply).

9.2 Cummins reserves the right to cancel or reschedule any Purchase Order or release for which a shipment has been delayed without penalty or charge if Cummins’ customers cancel or reject the underlying Products due to such delay.

9.3 Cummins reserves the right to make additional and commercially-reasonable changes to the shipping and invoice documentation requirements for this Agreement upon reasonable notice to Supplier, provided that any costs associated with such changes shall be paid by Cummins to Supplier.

9.4 Supplier commits to the Delivery Performance Requirements set forth in Schedule B (Continuity of Supply). The Parties shall cooperate in good faith and mutually develop a path to achieve such Delivery Performance Requirements, which shall be agreed to, in writing, after the execution of this Agreement.

10. ENGINEERING CHANGE

10.1 At any time, Supplier may make any improvements to the Products as Supplier may determine in its discretion. Supplier will communicate such improvements to Cummins at least thirty (30) days prior to implementation with respect to any future Products to be delivered to Cummins.

10.2 Supplier shall coordinate the engineering change breakpoint with Cummins for both Serial Production Products and Service Products. The Parties shall work together to ensure a smooth transition from current Products to new Products.

10.3 Supplier will build sufficient parts banks as necessary to meet agreed-upon implementation timing as negotiated between the Parties. If the part is classified as “use up,” “go to,” “change,” Supplier shall work with Cummins to avoid excess stock.

10.4 In the event of a major engineering change, Cummins shall assign a new part number to the changed Product, the changed Product shall not be considered a product subject to the terms of this Agreement. The Parties shall mutually agree upon the commercial terms that will govern the supply of such products.

10.5 Supplier shall manage any engineering changes with Tier 2-N supplier(s).

11. QUALITY

11.1 Supplier agrees to accept the terms of the standards, procedures and processes set forth in the current edition of the Cummins Inc. – Supplier Handbook (Customer Specific Requirements) published as of the Effective Date on the Cummins Supplier Portal (https://public.cummins.com/sites/CSP/en-us/Pages/Supplier-Quality.aspx) and maintain compliance with such terms within one (1) year from the Effective Date and such other standards and procedures that may be agreed between the Parties in writing from time to time; provided, however that Supplier shall maintain strict compliance with those terms in place to comply with Applicable Laws. Any terms or expressions which are not defined in this Section 11 shall be construed in accordance with the relevant provisions in the Cummins Inc. Supplier Handbook (Customer Specific Requirements). To the extent that Cummins Standards & Processes, including the Supplier Handbook, conflict with this Agreement, the provisions in this Agreement control. Any terms or expressions which are used in this Section 11, but are not defined in this Agreement, shall be construed in accordance with the relevant provisions in the Supplier Handbook. When submitting a quotation for new products, Supplier shall demonstrate a clear understanding of the product specifications, requirements, and applications. Supplier may, upon approval from Cummins, participate in the Drawing Quality Review (DQR) process to ensure full understanding of the Cummins product definition. When an enhanced Request for Proposal (“RFQ”) is requested by Cummins, the quote should include a product/process design with a zero-defect mindset in collaboration with Cummins Supplier Quality Improvement Engineer (“SQIE”).

11.2 Supplier shall institute and maintain a quality control and inspection system for the Products that are registered and compliant with IATF 16949:2016 and/or ISO 9001:2015 as detailed in the Cummins Incorporated Supplier Handbook (Customer-Specific Requirements).

11.3 Supplier shall implement and maintain a system where all Cummins Customer Special Characteristics are under Statistical Process Control (“SPC”). Controlled characteristics must include, without limitation, those characteristics identified as critical or major on the Cummins prints and those identified as key by the Cummins SQIE. Minimum acceptable process capability shall be as defined by the Cummins Inc. - Supplier Handbook (Customer-Specific Requirements).

11.4 Supplier shall not deviate from the requirements and Specifications for the Products without written advance authorization from Cummins. Authorization requests shall be reviewed and approved by a Cummins SQIE prior to shipment of the Product(s) affected by such proposed changes to the applicable Cummins’ Locations.

11.5 Supplier agrees to create and implement a year-over-year continual improvement plan, as required by ISO9001 and/or IATF16949, that shall include key supplier quality key performance indicators (“KPIs”) as agreed upon with Cummins SQIE. The elements of the continual improvement plan must be achieved and maintained despite any fluctuation in the volume of Product purchased by Cummins. The baseline for the KPIs will begin at the date of execution of this Agreement.

11.6 As part of the continual improvement plan, Supplier shall work with Cummins to identify specific projects and project timelines to proactively address potential causes of nonconformities before they occur. Preventive actions shall align with the severity and likelihood of the potential nonconformities. Within a reasonable time of a request by Cummins, Supplier shall present a list of specific quality improvement projects to Cummins in a separate document related to process and/or Product improvement to be approved by Cummins SQIE. Any continual improvement plan put into place will be reviewed periodically in conjunction and agreement with the SQIE and amended as required. Supplier will demonstrate a “zero-defect” mindset by providing “year-on-year” continual improvement initiatives that impact operational excellence, quality performance, service, cost and are in line with technical advancements. Supplier shall make commercially reasonable efforts to employ the 3P methodology (Prevent, Predict, Protect), lean manufacturing techniques and Manufacturing Quality Verification to achieve the desired quality improvements. Supplier shall make commercially reasonable efforts to employ the 3P methodology (Prevent, Predict, Protect), lean manufacturing techniques and Manufacturing Quality Verification to achieve the desired quality improvements.

11.6.1 In the event Supplier has adverse quality trends and/or repeat non-conformance, and Supplier has failed to meet the agreed upon continual improvement plan, Supplier may be required, at Supplier’s expense, to participate in a formal Cummins Supplier Performance Management Process, which includes Supplier Improvement Process program (SIP)/Focus or KEPT process, and/or participation in Controlled Shipping/Consequential Management activities, which may include third-party containment/component certification processes that are provided at Supplier’s expense. These actions will be implemented at the direction of Cummins Supplier Quality Leadership and will be monitored at a senior level at Cummins. Supplier’s senior management must actively participate in any quality improvement efforts within a reasonable time.

11.6.2 In assessing Supplier’s continual improvement plan, Cummins SQIE will focus on several areas, including but not limited to fail safe/poke-yoke, robust quality gates, in-process verification, integrated SPC techniques, EOL (end of line testing), robust traceability with integrated infrastructure, population-based limits, machine downtime and testing methods.

11.6.3 In addition to the requirements set forth in Section 11.6.1, if Supplier fails to adhere to the terms of the mutually agreed upon continual improvement plan, Supplier will be expected to invest in improving quality performance prior to participating in future RFQs with Cummins, conditioned upon Supplier’s agreement in writing to make any such investments.

11.7 Cummins will notify Supplier when a Product non-conformance has occurred and instruct Supplier as to whether a Supplier Corrective Action Response (“SCAR”) is required. Supplier shall immediately respond with documented corrective action to the quality control violation or non-conformance issue, including, without limitation, violations of the requirements and standards set forth in this Section 11.

11.7.1 If Cummins issues a SCAR to Supplier, Supplier must take effective action to: contain the defect within one (1) hour of notice of the quality control problem or non-conformance issue, identify the root cause of the defect and implement a short-term corrective action within forty-eight (48) hours of notice, submit a short-term corrective action plan to Cummins within ten (10) calendar days of notice, and implement the approved long-term corrective action plan within thirty (30) calendar days of notice.

11.7.2 In the event Cummins determines, in its sole discretion, that Supplier’s SCAR response is inadequate or, in the event of a recurring quality control violation or non-conformance issue (in addition to the corrective actions set forth in Section 11.6.1 above), Cummins reserves the right to institute a third-party investigation and certification at Supplier’s location. Such third-party investigation and certification may be conducted at Supplier’s expense; provided, however that Supplier and Cummins may engage in the Negotiation Mechanism if Supplier challenges such costs incurred in performing its obligations under this Section 11.7.2, and Supplier has the right to seek recovery of such costs.

11.7.3 If Cummins does not issue a SCAR to Supplier and, instead issues a Non-Conforming Material Report (NCMR), then Supplier, at a minimum, shall take all reasonable commercial actions necessary to contain and prevent any additional defects, issues, or violations. If requested by Cummins, Supplier shall respond to an identified quality control violation or non-conformance issue by utilizing the Cummins Seven (7) Step Problem Solving Process or a similar methodology approved by Cummins.

11.8 Cummins endorses a no-inspect policy that dictates any random audit and inspection performed by Cummins whose findings conclude poor quality being received and confirmed to be caused by Supplier will result in an inspection charge being levied against Supplier for the specific inspection incident plus all future inspections until three (3) successive inspections result in zero (0) quality issues; provided, however that Supplier and Cummins may engage in the Negotiation Mechanism if Supplier challenges such costs incurred in performing its obligations under this Section 11.8, and Supplier has the right to seek recovery of such costs.

11.9 Cummins will employ designated third-party Quality Service Providers (“QSPs”) to contain and inspect any Supplier quality issues that may arise. Supplier will be informed of the defective batch and will be expected to contact the QSP to authorize inspection/containment work to be carried out on Supplier’s behalf at the applicable Cummins Location and issue corresponding purchase orders to cover cost of this activity.

11.10 For material being stored at a Supplier or Supplier’s third-party warehouse provider, Supplier will employ a designated internal party QSP, or if resources are not immediately available, a third party QSP to contain and inspect any Supplier quality issues that may arise. Supplier will be expected to contact the QSP to authorize inspection/containment work to be carried out on Supplier’s behalf at the applicable Supplier-designated facility and issue corresponding Purchase Orders to cover cost of this activity.

11.11 Supplier shall maintain strict adherence to Cummins Engineering Standard (“CES”) 10903. For the purposes of this clause, CES 10903 shall mean the version of CES 10903 published on the Cummins Supplier Portal (http://supplier.cummins.com) as of the Effective Date, and such other standards and procedures that may be agreed between the Parties in writing from time to time.

11.12 Supplier must provide Full Material Disclosure (“FMD”) Data within the items and components sold to Cummins upon request. For the purposes of this clause, FMD Data means all data and information down to a homogeneous material level required for the purposes of making full material disclosure on products:

11.12.1 Supplier shall provide FMD Data in any one of the following Cummins’ preferred electronic formats:

•	CDX,
•	IMDS,
•	BOMCheck, and
•	Anthesis.

11.12.2 Supplier shall provide item/component-specific declarations upon proposed changes to the chemical composition of the items/components prior to their implementation; and

11.12.3 Supplier shall obtain from Cummins, in accordance with CES 10903, the applicable written approvals/exemptions for authorized use of Declarable List Substances (as defined in CES 10903) prior to source release of preproduction parts and prior to the production part approval process of new/revised parts.

11.13 SQIE must approve any process or manufacturing location changes on items produced for Cummins prior to implementation of such changes. Supplier agrees to provide Cummins advance written notification in order to allow adequate time to review and approve such changes. If a manufacturing location change is approved by Cummins pursuant to this Section 11.13, then Supplier and Cummins will discuss the appropriate allocation of the costs incurred for source approval (e.g., tooling and validation costs).

11.14 Following notice of a violation of these requirements and a ten (10) calendar-day grace period for remediation, Cummins may initiate cost recovery for continued or repeat failures and violations in accordance with the Negotiation Mechanism.

12. PREFERRED SUPPLIER

The Parties shall comply with the preferred supplier terms set forth in Schedule H (Preferred Supplier Terms, Exclusivity, and Limitation of Liability).

13. PROCESS FOR NON-CONFORMING MATERIAL

13.1 A Cummins Location will notify Supplier immediately when a Non-conforming Material Process or Non-Conforming Material occurs. Supplier should refer to the Cummins Inc. - Supplier Handbook (Customer Specific Requirements) for guidance on Non-Conforming Material published on https://public.cummins.com/sites/CSP/en-us/Pages/Supplier-Quality.aspx, in existence as of the Effective Date and such other standards and procedures that may be agreed between the Parties in writing from time to time.

13.2 In the case of Non-Conforming Material, Supplier shall take timely action to provide replacement material to meet Cummins Location’s demand.

13.3 Before any Non-Conforming Material can be returned, the Cummins Location must request from Supplier a Return Material Authorization (RMA) number which must be quoted on all associated paperwork. In the case of a Non-conforming Material Process, including but not limited, to delivery without Packing List or Advanced Shipment Notice (ASN), improper labeling, etc., a Process Non-Conforming (“PNC”) will be issued for corrective action and the costs associated will be stated on the PNC document.

13.4 The Parties may initiate good faith negotiations to review any and all reasonable additional costs incurred as a result of Rejections/Returns from Cummins Location(s) or its Customer Site due to Supplier non-conformance, including without limitation, scrap, rework, engine damage, tear down/re-test expenses, costs resulting from the loss of production time and charges from Cummins’ customers assembly disruptions/work stoppage, administrative expenses, expenses due to travel, containment and sorting of parts done by Cummins using third-party in the warehouses and customer premises, costs resulting from SQIE work beyond normal planned activity, downtime costs related to resource overtime incurred, for example, where product out-of-flow or line stoppage can be directly attributable to material shortage or PNC, or when parts have to be screened by Cummins, or reasonable additional and/or premium freight costs that are directly attributable to Supplier performance (including early/unscheduled delivery of parts that are returned to Supplier, non-conforming parts returns, damage of parts due to Supplier incorrectly loading a vehicle, etc.). The Parties shall engage in the Negotiation Mechanism in the event the Parties cannot agree on cost recovery.

13.5 In the case of Material/Process Non-Conforming, Cummins may require Supplier at specific Cummins Locations to take immediate action to re-issue replacement Product(s) from the local SMI or Consignment Warehouse within a pre-determined timeline.

14. EXCLUSIVITY AND SERVICE PRODUCTS

14.1 The Parties shall comply with the exclusivity terms of Schedule H (Preferred Supplier Terms, Exclusivity, and Limitation of Liability).

14.2 Except as otherwise permitted pursuant to the Intellectual Property License Agreement, Supplier shall not manufacture, sell, market, consign or deliver, directly or indirectly, any products that: (i) infringe the Intellectual Property of Cummins; or (ii) use any Intellectual Property supplied by Cummins to Supplier not related to any Current Products or New Products, except to Cummins or to a Cummins’ designee.

14.3 Cummins drawings, parts and engine catalogs are protected by copyright. Supplier shall not, in any case, make available to anyone, including their own aftermarket organizations, if applicable: Cummins hardcopy or electronic drawings, Cummins hard copy or electronic catalogs or Cummins electronic tools.

14.4 Supplier shall set the initial Post-Production Price and may adjust it annually, in a commercially reasonable manner. Supplier shall provide Cummins with the Post-Production Price at least 12 months prior to the Serial Production ending date, provided that Cummins provides Supplier with at least eighteen (18) months prior written notice of Serial Production completion.

14.5 Cummins has the option to make a one-time buy of each Product at the Serial Production Price (“Post-Production Purchase Option”) provided that:

14.5.1 Cummins provides Supplier with at least eighteen (18) months prior written notice of Serial Production completion;

14.5.2 Cummins provides Supplier with at least nine (9) months prior written notice of its intent to exercise the Post-Production Purchase Option, and includes the desired quantity of the one-time buy;

14.5.3 Supplier has the capacity to meet the quantity requested by Cummins in the Post-Production Purchase Option; and

14.5.4 If requested by Supplier, Cummins will take delivery of all Products ordered pursuant to the Post-Production Purchase Option prior to, but not later than, the Serial Production completion date.

15. WARRANTY

The Parties shall comply with the terms of the Warranty Agreement attached hereto as Schedule C.

16. DESIGN RESPONSIBILITIES

16.1 With respect to the creation of the design for the parts, Cummins and Supplier shall cooperate as follows:

16.1.1 Process: Supplier shall collaborate with Cummins to deliver the design of the Product parts consistent with the provided Component Technical Profile and shall provide any feedback regarding changes to the Component Technical Profile to Cummins. Supplier shall ensure that the Product parts comply with System Interface Constraints and the part environment that is to be used during the final assembly. Supplier agrees to only use the materials set forth in the Component Technical Profile. Supplier agrees to purchase Tier 2-N materials or components to assemble into the part(s) from the supplier(s) mentioned in the Component Technical Profile.

16.1.2 License Grant: Supplier grants Cummins the right to use and reproduce all versions/revisions of the Supplier-generated engineering drawings and/or graphics related to the Products, and to disclose such materials to Cummins’ customers, solely for the limited purposes of: (i) marketing Cummins products to Cummins’ customers; and (ii) such Cummins’ customers performing product validation.

16.1.3 Reservation of Rights: Cummins retains ownership of all materials and information it provides to Supplier, including but not limited to the Component Technical Profile, related literature, drawings, 3D models, data, and anything else related to the Component Technical Profile, along with any updates requested by Supplier.

17. PERFORMANCE MANAGEMENT AND CONTINUOUS IMPROVEMENT

17.1 A performance review of Supplier will be held by Cummins at least annually.

17.2 Cummins will conduct an appropriate level of in-plant or virtual visits including representatives from Sales, Quality, Production Control and Engineering. The frequency and types of visits will be agreed upon by the Parties.

17.3 The Parties will proactively participate in joint improvement projects related to performance, including, but not limited to lead time reduction, inventory reduction, delivery performance improvement, response improvement, premium freight reduction, packaging cost reduction, and transportation cost reduction. If requested by Cummins, and if Supplier agrees to in writing, Supplier may participate in Six Sigma training and support Cummins Six Sigma improvement projects. Supplier shall ensure that all of its employees and agents who are engaged in the activities under this Agreement are adequately trained with respect to its obligations under this Agreement and the additional guidelines communicated by Cummins to Supplier.

18. CONFIDENTIALITY AND NON-DISCLOSURE

Both Parties shall abide by the confidentiality and other related obligations set forth in Section 6.5 of the Separation Agreement. The Parties shall implement safeguards to prevent the destruction, loss, or alteration of such Confidential Information (as defined in the Separation Agreement).

19. INTELLECTUAL PROPERTY OWNERSHIP

19.1 Background Intellectual Property. Each Party shall retain all right, title, and interest in and to its Background Intellectual Property. The term “Background Intellectual Property” means the Intellectual Property of either Cummins or Supplier relating to the Products that either: (i) constitutes a Cummins Retained Asset (in case of Cummins) or a Filtration Asset (in case of Supplier), as applicable, or (ii) that each Party acquires or develops after the Effective Date but in a strictly independent manner (without the use of or reference to the Intellectual Property of the other Party) and entirely outside of any work conducted under the Agreement.

19.2 Foreground Intellectual Property.

19.2.1 “Foreground Intellectual Property” or “Foreground IP” means all Intellectual Property invented, authored, conceived, developed, derived, prepared, discovered, reduced to practice, or otherwise created and that arises from the performance of this Agreement during the Term.

19.2.2 Cummins Foreground IP. Cummins shall own all rights, title and interests in all Foreground IP that is created solely by Cummins after the Effective Date, pursuant to this Agreement, and during the Term (“Cummins Foreground IP”).

19.2.3 Supplier Foreground IP. Supplier shall own all rights, title, and interests in all Foreground IP that is created solely by Supplier after the Effective Date, pursuant to this Agreement, and during the Term (“Supplier Foreground IP”).

19.2.4 Joint Foreground IP. If the Parties jointly create Intellectual Property after the Effective Date, pursuant to this Agreement and during the Term (“Joint Foreground IP”), the Parties shall be co-owners of such Joint Foreground IP. Whether a Party was involved in the creation of particular Intellectual Property shall be determined in accordance with the rules for inventorship under U.S. patent law. Each Party shall cause its employees and counsel to cooperate in good faith with the other Party and its counsel in obtaining, protecting, and enforcing Joint Foreground IP. This cooperation will include, as appropriate, good faith negotiation of a separate written agreement documenting the rights and obligations of the Parties regarding the prosecution and enforcement of patent and other rights in the Joint Foreground IP.

19.3 Assignment of Interest in Foreground IP. Each Party (the “Assigning Party”) hereby irrevocably assigns, and shall cause the assignment of, any and all rights, title, and interest in and to the other Party’s Foreground IP, including any moral rights therein, to the other Party (the “Owning Party”) and further acknowledges that any such Foreground IP rights shall inure to the benefit of and be immediately and solely vested in the Owning Party. The Assigning Party shall in good faith aid the Owning Party and perform all actions reasonably requested by the Owning Party at the Owning Party’s expense, including executing any instruments to effectuate the assignment of and ownership in such Foreground IP hereunder and the prosecution, exercising and enforcement of any and all such Foreground IP.

19.4 IP Registration. Each Party shall have the exclusive right to apply for or register any patents, mask work rights, copyrights, and such other proprietary protections, formal or informal, with respect its Intellectual Property, on a world-wide basis, and to incorporate it into any Products at no additional charge in any manner. Each Party shall cooperate, as reasonably requested by the other Party, in order effectuate their respective ownership in and to obtain all available protection for their respective Foreground IP and each Party shall execute such documents, including assignment of rights, patent assignments, render such assistance, including reasonable efforts to obtain the execution of patent applications by the individual inventors of such inventions, and take such other actions as may reasonably be request, at such requesting Party’s expense, to apply for, register, perfect, confirm, and protect such Party’s rights in its respective Foreground IP or any embodiment of such Foreground IP in any Product. Each Party shall be solely responsible for compensation payable to its individual inventors by law, if any, or by contract, if any.

19.5 Trademark Rights. Unless otherwise agreed to in writing by the Parties, Supplier acknowledges and agrees that Cummins owns all rights in and to its Trademarks, and Cummins does not, under this Agreement, grant Supplier any licenses to such Trademarks. Supplier shall not register or create, use, register or market any similar name, tradename, trademark, service mark, graphic, logo, brand, uniform resource locator, trade dress or other designation containing, being a derivative of or otherwise similar to the Cummins’ Trademarks.

19.6 Infringement. Supplier represents and warrants to the best of its knowledge and understanding as of the Effective Date of this Agreement that (except to the extent the Products are manufactured in accordance with Specifications provided by Cummins), the manufacture, assembly, use, sale, and/or distribution of the Products do not and will not infringe the Intellectual Property rights of any third party, worldwide.

19.7 Infringement Notification and Response. During the Term and with regard to the Products, each Party shall immediately notify the other Party of any alleged, actual, or apparent infringement of the other Party’s Intellectual Property, including, without limitation, any Trademark, Product, patent, or trade dress, of which it becomes aware. The Party owning the Intellectual Property shall have the right, but not the obligation, to take legal action to restrain such infringement and to settle any litigation or threat of litigation relating to such infringement on terms satisfactory to it. If requested, a Party shall aid the other Party at the other Party’s expense in the prosecution or settlement of such litigation.

20. INDEMNIFICATION

20.1 Supplier agrees to indemnify and hold harmless Cummins, its customers, Affiliates, Subsidiaries, and its, its Affiliates’ and its Subsidiaries’ respective officers, directors, agents and employees (collectively, “Cummins Indemnified Parties”) from and against all losses, liabilities, costs, damages or expenses including reasonable attorney’s fees (“Losses”), arising out of, connected with, or resulting from any of the following in Sections 20.1(i) through 20.1(iv), but in each case Supplier’s responsibility for the Losses shall be limited only to the degree that Supplier or any of its Affiliates caused such Losses: (i) any actual or alleged breach by Supplier of this Agreement; (ii) any claim alleging the infringement of any third party’s patent, trademark, copyright or other rights due to its sale or use, alone or in combination, of the Products, including the Products and designs developed by Supplier, except to the extent the alleged infringement is directly attributable to the Products being manufactured solely in accordance with the Specifications; (iii) any Product recalls, except to the extent such recall is caused by changes, additions or modifications to the Products by Cummins, Cummins’ customers, or made at Cummins’ request, and which changes, additions or modifications were not approved by Supplier; or (iv) any death or injury to any person, damage to any property, or any other damage or loss which is claimed to have resulted in whole or in part from the purchase, sale, use or operation of any Product or any alleged defect in such product whether latent or patent, including any failure to manufacture the Products according to the Specifications, or to provide adequate warnings, labeling or instructions specified by Cummins, except to the extent such death, injury, damage, or loss arises from the specifications or any material alteration, modification or improper or unauthorized service and repair of the Product performed by Cummins or its customers. Notwithstanding anything to the contrary above, Supplier will not be liable for or obligated to indemnify and hold harmless the Cummins Indemnified Parties from and against Losses for any claim to the extent arising out of, connected with or resulting from Supplier’s or its subcontractor’s compliance with Cummins’ designs, Specifications and/or instructions, as they relate to infringement of Intellectual Property, and Cummins will defend, indemnify and hold Supplier harmless for any such Losses. Cummins shall also defend, indemnify and hold Supplier harmless for Losses directly resulting from (a) Cummins’ product claims (including without representation any marketing and product use claims), whether written or oral, made by Cummins publicly where such product claims were not provided by or approved, in writing, by Supplier; (b) grossly negligent handling by Cummins of the Products; (c) changes, additions or modifications to the Products by Cummins or made at Cummins’ request; (d) any Product recall resulting from Cummins’ installation of, or changes to, the Product, or resulting from other Cummins’ products or components; or (e) the unauthorized commercialization of a prototype Product.

20.2 Other than with respect to Third Party Claims, which shall be governed by Section 20.3, each indemnified Party, on behalf of itself and in case of Cummins, the other Cummins Indemnified Parties (each, an “Indemnitee”), shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, the Party which is or may be required pursuant to this Section 20 to provide such indemnification (the “Indemnifying Party”), within forty-five (45) days of such determination, stating in such written notice the applicable indemnification claim in reasonable detail; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. If such Indemnifying Party rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Section 35.

20.3 If a claim or demand is made against an Indemnitee by any Person who is not a Party or a member of a Party’s Group (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), and in reasonable detail, of the Third Party Claim promptly (and in any event within the earlier of (x) forty-five (45) days or (y) two (2) Business Days prior to the final date of the applicable response period under such Third Party Claim) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.

20.4 An Indemnifying Party shall be entitled, if it so chooses, to assume the defense of a Third Party Claim, and if it does not assume the defense of such Third Party Claim, to participate in the defense of any Third Party Claim in accordance with the terms of this Section 20.4 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume control of the defense against a Third Party Claim to the extent such Third Party Claim (i) is an Action by a Governmental Entity; (ii) involves an allegation of a criminal violation or quasi criminal proceeding, action, indictment, allegation or investigation, (iii) seeks injunctive relief, specific performance or any other equitable or non-monetary relief against Indemnitee, or (iv) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnitee’s reputation or future business prospects. Notwithstanding the foregoing, the Parties acknowledge and agree that Cummins shall have the sole and exclusive right to defend or assume any Third Party Claim involving Cummins’ customers.

20.5 In connection with the Indemnifying Party’s assumed defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that, if the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

20.6 The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to this Section 20 and any such settlement or compromise made or caused to be made of a Third Party Claim shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnitee unless such settlement (i) completely and unconditionally releases the Indemnitee in connection with such matter, (ii) provides relief consisting solely of money damages borne by the Indemnifying Party, and (iii) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

20.7 If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within thirty (30) days after receipt of the written notice in accordance with Section 20.4, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in Section 20.4, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability. In any event, the Indemnifying Party and the Indemnitee shall reasonably cooperate in the defense of any Third Party Claim and the records of each shall be reasonably available to the other with respect to such defense to the extent permitted by Applicable Law.

20.8 Supplier shall be solely responsible for, and its indemnification obligation under this Section 20 shall extend to, all acts and omissions of any of its Affiliates, successors, and permitted assigns, and its, or their, respective officers, directors, employees, agents, or contractors in the performance of its obligations under this Agreement. This Section 20 shall survive the expiration or termination of this Agreement.

21. TERMINATION

21.1 The Parties may terminate this Agreement, in whole or in part, by mutual written consent.

21.2 Each Party may terminate this Agreement, in whole or in part, by providing written notice to the other Party: (i) if the other Party commits fraud or gross negligence in connection with this Agreement, including, without limitation, performance of its obligations hereunder; or (ii) if the other Party becomes insolvent, goes into liquidation, files a petition for bankruptcy or commences or has proceedings commenced against it relating to bankruptcy or receivership, in any case whether voluntary or involuntary.

21.3 Cummins may terminate this Agreement, in whole or in part, for Supplier’s breach of the version of the Cummins Supplier Code of Business Conduct as published at https://public.cummins.com/sites/CSP/SitePages/Supplier%20Code%20of%20Conduct.aspx as of the Effective Date (“SCoC”) by providing written notice to Supplier.

21.4 Cummins may terminate the first sentence of Section 14.1 with respect to a specific Product if a claim arising from such Product’s quality or performance (the “Product Claim”) directly or indirectly results in Cummins and the Cummins Indemnified Parties suffering indemnifiable Losses pursuant to Section 20.1 in excess of the Liability Limit set forth in Schedule H (Preferred Supplier Terms, Exclusivity, and Limitation of Liability) as calculated for each Product Claim. For purposes of calculating whether an applicable Liability Limit has been reached to trigger Cummins termination right pursuant to this Section 21.4, Losses shall consist of cumulative and aggregate Losses incurred on a rolling basis during the immediate twenty-four (24) months preceding the date a Product Claim arises, including any portion of such period occurring prior to the Effective Date, and shall include Losses arising from all of the following: (i) the Product Claim; (ii) all claims under this Agreement; (iii) all claims related to all Product sales; and (iv) all claims related to any activity, conduct, or omission related to all such Product sales (the “Exclusivity Liability Limit”). Notwithstanding anything herein to the contrary, nothing in this Section 21.4 shall in any way impact or modify the indemnification provisions under the Separation Agreement or limit the rights and remedies of Cummins and the Cummins Indemnified Parties under the Separation Agreement.

21.5 Supplier may terminate this Agreement or suspend performance if Cummins fails to pay undisputed amounts when due, and fails to cure the non-payment within ninety (90) days after receipt of written notice from Supplier.

21.6 Cummins may terminate this Agreement, in whole or in part, if there is a Filtration Change of Control by providing written notice to Supplier.

21.7 The Parties agree that any termination, cancellation, or expiration of this Agreement (collectively, the “Conclusion” of the Agreement) shall not relieve either Party of any obligations and liabilities accrued prior to such Conclusion.

21.7.1 Cummins shall pay Supplier for the unamortized value of Supplier Tooling, equipment and other investment costs, upon receipt of an invoice from Supplier, if Cummins: (i) terminates or cancels the Agreement within the Current Product Initial Term or New Product Term; or (ii) terminates, cancels or resources any Product or program prior to end date specified in the award of business.

21.7.2 Cummins shall pay Supplier for all finished Products, work-in-process and raw materials and component parts ordered or purchased by Supplier in the amount necessary to fulfill orders in the Lead Time, upon receipt of an invoice from Supplier, upon the Conclusion of the Agreement or upon Conclusion or resourcing of any Product or program.

21.8 No termination of this Agreement, shall relieve either Party of any obligations and liabilities accrued prior to the termination. Notwithstanding any termination of the Agreement, the Parties agree that after termination:

21.8.1 Except where termination is due to fraud or gross negligence by Cummins or breach of the Supplier Code, Supplier shall sell and supply ‘print compliant’ Products to Cummins, at Cummins’ election and request, at the established prices and terms contained within this Agreement for an additional period of up to eighteen (18) months. Cummins will provide Supplier with thirty (30) days advance written notice to terminate this required duration of continuation of supply.

21.8.2 Supplier shall honor the warranties of all Products sold and supplied to Cummins prior to termination in accordance with this Agreement and as specifically detailed in Schedule C (Warranty Agreement).

21.8.3 Supplier shall return to Cummins all Confidential Information, prints and Specifications.

22. LIMITATION OF LIABILITY

The Parties agree to the limitation of liability terms set forth in Schedule H (Preferred Supplier Terms, Exclusivity, and Limitation of Liability).

23. FORCE MAJEURE

23.1 Neither Party shall be liable to the other for failure to perform its obligation under this Agreement when performance is prevented by an occurrence beyond its reasonable control (including, without limitation, flood, drought, fire, war, riot, acts of God, changes in Applicable Law or epidemics, pandemics and quarantines, natural catastrophes, strikes, lockouts, and embargoes (each, a “Force Majeure Event”)). The impacted Party shall notify the other Party within a commercially prompt time of the Force Majeure Event, stating the period of time the occurrence is expected to continue. The impacted Party shall use diligent efforts to minimize the effects of such Force Majeure Event. The impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the conclusion of the Force Majeure Event. If the Force Majeure Event impacts Suppliers obligations under this Agreement, Supplier shall submit to Cummins a recovery plan or steps it shall take to ensure it can continue to perform under the Agreement within ten (10) days if it has knowledge or reasonably expects such Force Majeure Event will last longer than thirty (30) days. If such recovery plan is not acceptable to Cummins, the Parties shall engage in the Negotiation Mechanism to determine cost recovery or other mitigating strategies.

23.2 A Force Majeure Event shall not excuse a Party from delay or failure to perform its obligations under this Agreement: (i) simply because performance has become more expensive or difficult; (ii) where the failure to perform is due to the non-performing Party’s fault, negligence, or lack of diligence; or (iii) where the Party asserting Force Majeure fails to provide notice as required herein.

24. INSURANCE AND DIVERSE SOURCING

24.1 Supplier shall comply with the Cummins’ Minimum Insurance Requirements (MIR) coverage and notification requirements, attached and incorporated herein as Schedule D.

24.2 Supplier shall comply with Schedule E (Cummins Diverse Spend Requirement).

24.2.1 Supplier agrees to maintain a plan for Diverse Supplier sourcing that complies with Cummins Global Diversity Procurement (“GDP”) Initiative and submit such plan upon reasonable advance notice. Supplier’s plan shall detail how Supplier will meet the Diverse Supplier sourcing requirements. (Details regarding the Cummins Global Diversity Procurement objectives are available on the GDP website: http://diversityprocurement.cummins.com). Moreover, Supplier acknowledges that meeting the diverse supplier objectives will be a consideration for award of new goods and services.

24.2.2 In support of this requirement, Supplier agrees to track and report such purchases monthly in Cummins reporting system, including the reporting of certification in good standing of Diverse Suppliers. In the event that Supplier fails to meet the diverse sourcing objectives, Supplier agrees to take such actions necessary including participation in development plans, as deemed appropriate by the Parties.

24.2.3 Supplier shall comply with the regional requirements for diverse sourcing.

24.2.4 Supplier acknowledges that Cummins expects all of its suppliers to actively pursue sourcing of materials and services from Diverse Suppliers.

24.3 Supplier shall comply with the then-current SCoC.

24.4 Supplier will ensure that it meets Customs Trade Partnership against Terrorism (“C-TPAT”) standards in terms of the goods it supplies to Cummins and comply with any and all requests for information to support Cummins’ continued participation in the C-TPAT program.

25. COMPLIANCE WITH APPLICABLE LAWS

25.1 Supplier covenants and agrees that the Products shall be designed, manufactured, packaged, and delivered in accordance with, and otherwise comply with, Good Industry Practice and Applicable Laws (including Applicable Laws in the country of origin and the country of ultimate destination of the Products and any other Applicable Laws to which Supplier or the Product are subject).

25.2 Supplier covenants and agrees that all activities performed, directly or indirectly, by or on behalf of Supplier pursuant to this Agreement, or in furtherance of its objectives, shall be carried out in form and substance in accordance with all Applicable Laws (including environmental and health and safety laws) and Good Industry Practice.

25.3 Supplier covenants and agrees that it will maintain all premises, plant, machinery, and equipment, and procure all materials, used for or in connection with the performance of its obligations under this Agreement in accordance with Good Industry Practice and Applicable Laws.

25.4 Supplier covenants and agrees that it shall not do, or permit to be done, anything in connection with this Agreement or the Products, that may result in a breach of Applicable Laws by Cummins or its Affiliates.

26. INTEGRITY OF SUPPLY CHAIN

Supplier shall comply with its obligations set out in Schedule F (Integrity of Supply Chain). Supplier covenants and agrees to comply with all Applicable Laws relating to sanctions and exports, including all administrative acts and executive orders of the U.S. government pursuant to such laws and regulations, including, but not limited to, the U.S. Export Administration Regulations and sanctions administered by the US. Department of the Treasury. Supplier will not resell, transfer, or sell the Products in violation of Sanctions and Trade Control Laws. Supplier represents and warrants that at all times in the performance of its obligations under this Agreement, it will not take any action that causes Cummins or any of its Affiliates to violate or otherwise become exposed to penalties under any Sanctions and Trade Controls.

27. RECORDS AND AUDITS

27.1 Supplier agrees and undertakes that, in connection with this Agreement and in connection with any other business transactions involving Cummins, Supplier shall: (i) maintain books and records that accurately and in reasonable detail demonstrate its compliance with this Agreement; (ii) upon Cummins provision of reasonable notice, allow Cummins the right during the Term of this Agreement and for a period of six (6) years following the expiration or termination of this Agreement or as required under Applicable Laws to audit Supplier to monitor Supplier’s compliance with this Agreement, including by reviewing books and records, conducting site visits, or interviewing personnel during Supplier’s normal business hours; and (iii) take commercially reasonable steps may be needed to ensure that any Person providing Products (or part thereof) on behalf of Cummins under this Agreement cooperate fully in the event that Cummins decides to audit Supplier’s compliance with this Agreement including by agreeing to be interviewed by Cummins or its designated legal or other professional advisors, except to the extent such person(s) have a right to decline such interview(s) under Applicable Laws. All costs and expenses incurred by Cummins in connection with its exercise of audit rights shall be the sole responsibility of Cummins. For certainty, (a) Cummins acknowledges and agrees that any right to review and audit Supplier under this Agreement is limited by and subject to Applicable Laws, and (b) Cummins acknowledges and agrees that Supplier shall have no obligation to disclose any confidential or commercially sensitive data, pricing, costing, proprietary, or other similar information or data to Cummins unless required by Applicable Laws to disclose such information to Cummins.

27.2 In the event that Cummins has a good faith belief that Supplier may not be in compliance with the requirements set out in this Agreement, Cummins shall advise Supplier in writing of its good faith belief, and Supplier shall cooperate in good faith with any and all inquiries undertaken by Cummins, including by making available Supplier personnel and supporting documents.

28. TENDER INFORMATION

28.1 If requested by Cummins at any time during the Term, Supplier shall provide commercially reasonable assistance to Cummins to enable Cummins (and/or its Affiliate) to bid for a customer contract.

29. ASSIGNMENT

This Agreement shall inure to the benefit of and be binding upon each of the Parties and its successors. The Parties shall not assign this Agreement without the written consent of the non-assigning Party; provided that (i) Supplier may not unreasonably withhold consent for Cummins to assign the Agreement to any other Cummins Group member, and (ii) Cummins may assign or otherwise transfer, in whole or part, its rights and/or obligations under this Agreement without Supplier’s prior written consent in the event of a merger, acquisition, divestiture or other change of control of Cummins. In the event Cummins authorizes the assignment of this Agreement by Supplier to a third party, the third party must agree to accept the terms of this Agreement without exception or alternation.

30. REMEDIES AND NON-WAIVER

30.1 The remedies of the Parties are cumulative and in addition to all remedies set forth herein or available at law or in equity.

30.2 The delay or forbearance in exercising any remedy available to it by either Party shall not constitute an election or waiver of any remedy. Any failure by any Party to enforce at any time any term or condition under this Agreement shall not be construed as a waiver of the Parties right thereafter to enforce each and every term of this Agreement.

31. SURVIVAL

All provisions of this Agreement which by their nature should apply beyond their terms will remain in force after any termination, cancellation or expiration of this Agreement, including without limitation, Sections 18 (Confidentiality and Non-Disclosure), 20 (Indemnification), 35 (Governing Law and Dispute Resolution), or effect of termination under Section 21 (Termination).

32. ENTIRE AGREEMENT

32.1 This Agreement and all Schedules specifically referenced herein, constitute the entire agreement between the Parties with respect to the matters contain herein and supersedes all prior oral or written representations or agreements.

32.2 If any provision of this Agreement becomes or is deemed invalid or unenforceable under any statute, regulation, ordinance, executive order, or other rule of law, such article, provision, or term shall be deemed reformed or deleted, but only to the extent necessary to comply with any statute, regulation, ordinance, executive order, or other rule of law, and all other articles, provisions, and terms of this Agreement shall remain in full force and effect.

32.3 Any and all changes to this Agreement shall be void and unenforceable unless and until such changes are reduced to written agreement signed by both Parties. Supplier acknowledges and agrees that Cummins Locations do not have authority to alter the terms of this Agreement.

33. INTERPRETATION

33.1 If there is a conflict between or among the terms of this Agreement, the Schedules specifically referenced herein, the Supplier Handbook and Cummins Standards & Processes, and Cummins Purchase Orders and releases, the following order of precedence shall apply: this Agreement, the Schedules specifically referenced in this Agreement, the Purchase Order and releases, and then the Supplier Handbook and Cummins Standards & Processes.

33.2 For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to the compete Agreement as a whole. Unless the context otherwise requires, references herein to Sections mean the Sections of this Agreement. Headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

33.3 This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

33.4 Any references in this Agreement to Cummins Standards & Processes, the Supplier Handbook, or any other published Cummins documents, directives or processes, shall be construed as a reference to the editions or versions which exist as of the Effective Date, and not any future editions or versions. For clarity, Supplier is not responsible for adhering to any future editions or versions of Cummins Standards & Processes or the Supplier Handbook.

34. NOTICES

34.1 All notices related to this Agreement which are permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or sent by facsimile transmission (with confirmation received) or overnight express mail or by registered mail or certified mail, postage prepaid.

34.2 All notices shall be sent to the following addresses (or to such other address as the Parties may designate from time to time in writing).

If to Cummins: Cummins Inc. 500 Jackson Street Columbus, Indiana (USA) 47202-3005 Attention: General Counsel Facsimile: ________________	If to Supplier: Atmus Filtration Technologies Inc. 26 Century Boulevard Nashville, Tennessee 37214 Attention General Counsel Facsimile: ________________

35. GOVERNING LAW, DISPUTE RESOLUTION, SEPARATION AGREEMENT

This Agreement shall be construed and governed in accordance with the laws of the State of Delaware, excluding its choice of law statutes. Jurisdiction and venue for any suit between the Parties hereto arising out of or connected with this Agreement, or the Products or services furnished hereunder, shall be in the State of Delaware. The United Nations Convention on the International Sale of Goods does not apply to this Agreement. The Parties agree that Article VIII (Dispute Resolution) of the Separation Agreement shall be incorporated into this Agreement by reference (with appropriate and necessary adjustments being made to the effect that references to “this Agreement” therein shall be deemed to refer to this Agreement). Any terms from the Separation Agreement which are incorporated in this Agreement shall be effective and continue as a binding obligation herein, including without limitation Article VIII (Dispute Resolution), regardless of whether the Separation Agreement, or those specific provisions in the Separation Agreement, terminate or expire.

[Signature Page Follows]

SIGNATURE PAGE OF THE FILTRATION FIRST-FIT SUPPLY AGREEMENT

WITNESS, the execution hereof by duly authorized representatives of each Party:

Cummins Inc.	Atmus Filtration Technologies Inc.
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Cummins Inc.	Atmus Filtration Technologies Inc.
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Cummins Inc.	Atmus Filtration Technologies Inc.
By:	By:
Name:	Name:
Title:	Title:
Date:	Date: